Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Tim Benson
Factory Card & Party Outlet Corp.
630-579-2231
tbenson@factorycard.com

FACTORY CARD & PARTY OUTLET CORP. REPORTS

SECOND QUARTER RESULTS

NAPERVILLE, IL (September 10, 2004) – Factory Card & Party Outlet Corp. (NASDAQ:FCPO) announced today results for the second fiscal quarter of 2004, ended July 31, 2004.

For the quarter ended July 31, 2004, net sales increased 3.9 percent, to $62.2 million, compared with $59.8 million in the second quarter of last year. Net income for the second quarter of 2004 was $2.0 million, or $0.66 per basic and $0.56 per fully diluted share. In the second quarter of 2003, the Company reported net income of $2.1 million, or $0.74 per basic and $0.70 per fully diluted share. Comparable store net sales for the second quarter increased 0.1 percent.

“We are pleased with the continued growth in the gross profit margin rate as the company further leverages it’s logistics capabilities,” stated Gary W. Rada, President and Chief Executive Officer. “While second quarter earnings performance fell below last year, we continue to make good progress with several meaningful sales and growth initiatives and are well positioned for the upcoming Halloween season.”

For the six months ended July 31, 2004, net sales increased 4.1 percent, to $119.1, compared with $114.4 million in the same period of 2003. Net income for the first six months of 2004 was $2.3 million, or $0.77 per basic and $0.65 per fully diluted share. In the first six months of 2003, the Company reported net income of $2.0 million, or $0.69 per basic and $0.68 per fully diluted share. Comparable net sales for the first six months of 2004 increased 0.9 percent from the same period last year.

Factory Card & Party Outlet, (www.factorycard.com) based in Naperville, Illinois, currently operates 180 Company-owned retail stores in 20 states, offering a wide selection of party supplies, greeting cards, giftwrap, balloons, everyday and seasonal merchandise and other special occasion merchandise at everyday value prices.

Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.

In general, the results, performance or achievements of the Company and its stores and the value of the Company’s common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company’s filings with the Securities and Exchange Commission.

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Condensed Consolidated Statements of Operations

(Unaudited)

(Dollar amounts in thousands, except share and per share data)

	Three Months Ended July 31, 2004	Three Months Ended August 2, 2003	Six Months Ended July 31, 2004	Six Months Ended August 2, 2003
Net sales	$62,162	$59,835	$119,090	$114,376
Cost of sales	39,028	37,873	75,855	73,887

Gross profit	23,134	21,962	43,235	40,489

Selling, general and administrative expenses	18,967	17,666	37,802	35,661
Depreciation expense	631	486	1,214	934
Other (income) expense	25	—	(30)	—
Interest expense	168	237	399	580

Income before income tax expense	3,343	3,573	3,850	3,314
Income tax expense	1,337	1,429	1,540	1,325

Net income	$2,006	$2,144	$2,310	$1,989

Net income per share - basic	$0.66	$0.74	$0.77	$0.69

Weighted average shares outstanding – basic	3,022,279	2,914,482	3,001,937	2,901,354

Net income per share – diluted	$0.56	$0.70	$0.65	$0.68

Weighted average shares outstanding – diluted	3,554,071	3,061,622	3,545,446	2,940,670